Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS

SECOND QUARTER 2017 RESULTS

– Rental Income Increases 7.1% over Prior Year Quarter –

– Net Income of $0.54 Per Diluted Share –

– AFFO Per Diluted Share Increases 4.0% to $0.52 over Prior Year Quarter –

GREAT NECK, New York, August 7, 2017 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused on the ownership of net leased properties, today announced operating results for the quarter ended June 30, 2017.

“We had an active six months as we continued our efforts to benefit from the rising demand for industrial properties, while opportunistically disposing of a retail asset for a significant gain,” commented Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty. “We now own 5.8 million square feet of industrial properties that are well located in diverse geographic locations. These efforts have resulted in enhanced operating results as we maintain our disciplined approach to portfolio management. We continue to drive long-term stockholder value by focusing on building a portfolio that will provide stable growth over changing real estate cycles.”

Operating Results:

Rental income grew 7.1% to $16.7 million for the three months ended June 30, 2017, from $15.6 million in the corresponding quarter in the prior year, primarily due to properties acquired in 2016.

Total operating expenses in the second quarter of 2017 were $10.8 million compared to $9.6 million for the same period in 2016. Approximately $642,000 of the increase is due to additional depreciation associated with the properties acquired in 2016 and 2017.

Net income attributable to One Liberty in the second quarter of 2017 was $10.0 million, or $0.54 per diluted share, compared to $12.4 million, or $0.72 per diluted share, in the second quarter of 2016. Net income for the 2016 quarter includes an $8.9 million, or $0.52 per diluted share, gain on the sale of real estate compared to the 2017 quarter which includes a $6.6 million, or $0.35 per diluted share, gain on the sale of real estate.

Funds from Operations, or FFO, was $8.8 million for the quarter ended June 30, 2017, compared to $8.1 million in the corresponding quarter of 2016, with FFO per diluted share at $0.47 for the second quarter of 2017 and 2016.

Adjusted Funds from Operations, or AFFO, was $9.7 million for the quarter ended June 30, 2017, compared to $8.6 million in the corresponding quarter of the prior year, with AFFO per diluted share growing 4.0% to $0.52 in the second quarter of 2017 from $0.50 in the same quarter of the prior year.

The Company’s per share results were affected by the 7.4% increase over the past 12 months in the weighted average number of shares of common stock outstanding due to a combination of stock issuances pursuant to One Liberty’s at-the-market, dividend reinvestment and equity incentive programs.  A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included in this release.

Balance Sheet:

At June 30, 2017, the Company had $14.4 million of cash and cash equivalents, total assets of $751.6 million, total debt of $421.0 million, net of $4.7 million of deferred financing costs, and total stockholders’ equity of $291.7 million.

At August 2, 2017, One Liberty’s available liquidity was $95.3 million, including $9.7 million of cash and cash equivalents (net of the credit facility’s required $3 million deposit maintenance balance) and up to $85.6 million available under its credit facility.

Acquisitions and Dispositions:

During the quarter ended June 30, 2017, the Company acquired three industrial properties for $35.2 million, including new mortgage debt of $5.2 million obtained in connection with the acquisition of one property. The properties include: a 208,234 square foot distribution facility on 19.1 acres located in Ankeny, a suburb of Des Moines, Iowa; a 78,319 square foot light manufacturing and distribution property on 18.58 acres located in Huntersville, a suburb of Charlotte, North Carolina; and a 249,600 square foot distribution facility on 21.8 acres located in Pittston, a suburb of Scranton/Wilkes-Barre, Pennsylvania. The Company anticipates that commencing July 1, 2017, these properties will contribute an aggregate of approximately $656,000 million of rental income per quarter.

In May 2017, the Company sold its vacant Greenwood Village, Colorado property, previously tenanted by Sports Authority, for approximately $9.2 million, net of closing costs, and recognized a $6.6 million gain during the three months ended June 30, 2017.

Subsequent Events:

On July 14, 2017, the Company sold for $10.1 million, net of closing costs, a retail property tenanted by Kohl’s and located in Liberty, a suburb of Kansas City, Missouri. The Company anticipates that the gain from this sale, which will be recognized in the three months ending September 30, 2017, will be approximately $2.2 million.

In June 2017, the Company entered into a contract to sell a vacant retail property located in Niles, Illinois, previously tenanted by hhgregg, Inc., for $5 million. The sale is expected to close in the three months ending September 30, 2017 for an estimated gain of approximately $1.1 million.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds From Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance. FFO is defined in the White Paper as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus real estate depreciation and amortization (including amortization of deferred leasing costs), plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. One Liberty computes AFFO by adjusting from FFO for straight-line rent accruals and amortization of lease intangibles, deducting lease termination fees and gain on extinguishment of debt and adding back amortization of restricted stock compensation, amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures) and debt prepayment costs. Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO may vary from one REIT to another.

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One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance nor as an alternative to cash flows as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs.

Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating the Company’s performance, management is careful to examine GAAP measures such as net income and cash flows from operating, investing and financing activities.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 and in particular “Item 1A. Risk Factors” included therein. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The primary business of the Company is to acquire, own and manage a geographically diversified portfolio consisting primarily of retail, industrial, restaurant, health and fitness and theater properties. Many of these properties are subject to long term net leases under which the tenant is typically responsible for the property’s real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.onelibertyproperties.com

(17/olp press release/OLP 2Q Earnings AUGUST 2017 FINAL)

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ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	June 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Real estate investments, net	$661,720	$651,213
Properties held-for-sale	11,652	-
Investment in unconsolidated joint ventures	10,771	10,833
Cash and cash equivalents	14,384	17,420
Restricted cash	647	643
Unbilled rent receivable	13,674	13,797
Unamortized intangible lease assets, net	33,054	32,645
Other assets	5,737	6,894
Total assets	$751,639	$733,445

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net of $3,936 and $4,294 deferred financing costs, respectively	$395,284	$394,898
Line of credit-outstanding, net of $780 and $936 deferred financing costs, respectively	25,720	9,064
Unamortized intangible lease liabilities, net	18,430	19,280
Other liabilities	18,830	18,276
Total liabilities	458,264	441,518

Total One Liberty Properties, Inc. stockholders' equity	291,665	290,133
Non-controlling interests in consolidated joint ventures	1,710	1,794
Total equity	293,375	291,927
Total liabilities and equity	$751,639	$733,445

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ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Rental income, net	$16,720	$15,594	$33,553	$30,650
Tenant reimbursements	1,693	1,639	3,332	2,927
Total revenues	18,413	17,233	36,885	33,577

Operating expenses:
Depreciation and amortization	5,190	4,398	10,743	8,583
General and administrative	2,893	2,671	5,708	5,280
Real estate expenses	2,371	2,159	5,075	4,334
Real estate acquisition costs	-	244	-	448
Federal excise and state taxes	224	78	312	154
Leasehold rent	77	77	154	154
Total operating expenses	10,755	9,627	21,992	18,953

Operating income	7,658	7,606	14,893	14,624

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	206	357	451	566
Prepayment costs on debt	-	(154)	-	(577)
Other income	320	56	342	69
Interest:
Expense	(4,532)	(4,114)	(8,921)	(8,189)
Amortization and write-off of deferred financing costs	(227)	(210)	(454)	(455)

Income before gain on sale of real estate, net	3,425	3,541	6,311	6,038
Gain on sale of real estate, net	6,568	8,918	6,568	9,705

Net income	9,993	12,459	12,879	15,743
Net income attributable to non-controlling interests	(21)	(18)	(42)	(16)

Net income attributable to One Liberty Properties, Inc.	$9,972	$12,441	$12,837	$15,727

Net income per share attributable to common stockholders-diluted	$0.54	$0.72	$0.69	$0.91

Funds from operations - Note 1	$8,778	$8,104	$17,384	$14,987
Funds from operations per common share-diluted - Note 2	$0.47	$0.47	$0.94	$0.87

Adjusted funds from operations - Note 1	$9,719	$8,575	$19,128	$16,053
Adjusted funds from operations per common share-diluted - Note 2	$0.52	$0.50	$1.03	$0.93

Weighted average number of common and unvested restricted shares outstanding:
Basic	18,448	17,184	18,415	17,091
Diluted	18,562	17,291	18,528	17,198

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ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Note 1:	2017	2016	2017	2016
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$9,972	$12,441	$12,837	$15,727
Add: depreciation and amortization of properties	5,111	4,319	10,585	8,443
Add: our share of depreciation and amortization of unconsolidated joint ventures	219	223	441	447
Add: amortization of deferred leasing costs	79	79	158	140
Add: Federal excise tax relating to gain on sale	-	(5)	-	6
Deduct: gain on sale of real estate	(6,568)	(8,918)	(6,568)	(9,705)
Adjustments for non-controlling interests	(35)	(35)	(69)	(71)

NAREIT funds from operations applicable to common stock	8,778	8,104	17,384	14,987

Deduct: straight-line rent accruals and amortization of lease intangibles	(218)	(667)	(404)	(1,428)
Add: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	8	12	16	23
Add: amortization of restricted stock compensation	915	740	1,657	1,406
Add: prepayment costs on debt	-	154	-	577
Add: amortization and write-off of deferred financing costs	227	210	454	455
Add: our share of amortization and write-off of deferred financing costs of unconsolidated joint ventures	6	6	13	13
Adjustments for non-controlling interests	3	16	8	20

Adjusted funds from operations applicable to common stock	$9,719	$8,575	$19,128	$16,053

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$0.54	$0.72	$0.69	$0.91
Add: depreciation and amortization of properties	0.27	0.26	0.57	0.49
Add: our share of depreciation and amortization of unconsolidated joint ventures	0.01	0.01	0.02	0.02
Add: amortization of deferred leasing costs	-	-	0.01	0.01
Add: Federal excise tax relating to gain on sale	-	-	-	-
Deduct: gain on sale of real estate	(0.35)	(0.52)	(0.35)	(0.56)
Adjustments for non-controlling interests	-	-	-	-

NAREIT funds from operations per share of common stock-diluted	0.47	0.47	0.94	0.87

Deduct: straight-line rent accruals and amortization of lease intangibles	(0.01)	(0.04)	(0.02)	(0.08)
Add: amortization of restricted stock compensation	0.05	0.04	0.09	0.08
Add: prepayment costs on debt	-	0.01	-	0.03
Add: amortization and write-off of deferred financing costs	0.01	0.02	0.02	0.03
Adjustments for non-controlling interests	-	-	-	-

Adjusted funds from operations per share of common stock-diluted	$0.52	$0.50	$1.03	$0.93

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